Exhibit 99.1

For Immediate Release

Contact:	Paul D. Rutkowski, CFO

(215) 938-8800

Polonia Bancorp, Inc.

Announces Intention to Voluntarily Withdraw from Listing on the NASDAQ Stock Market

Huntingdon Valley, Pennsylvania -– December 17, 2015. Polonia Bancorp, Inc. (the “Company”) (NASDAQ Capital Market: PBCP) announced today the voluntary withdrawal of the Company’s common stock, par value $0.01 per share, from listing on the NASDAQ Capital Market (“NASDAQ”).

On December 16, 2015, the Company notified The NASDAQ Stock Market LLC of its intention to voluntarily withdraw the Company’s common stock, par value $0.01 per share, from listing on NASDAQ and to file a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934 on Form 25 with the Securities and Exchange Commission (“SEC”) on or after December 28, 2015. The Company anticipates that the last day of trading for its common stock on NASDAQ will be Monday, December 28, 2015, and its common stock will be quoted beginning Tuesday, December 29, 2015 on the OTC Bulletin Board. There can be no assurance, however, that a trading market in the Company’s common stock through any over-the-counter market will be maintained, or as to the prices that may be obtained in any such market.

The Company has determined to withdraw from listing after concluding that the costs of continued listing, including the costs associated with regulatory compliance, outweighed the current benefits of being listed on NASDAQ. The Company’s shares are not actively traded and the Board of Directors believes that the expense reductions due to the withdrawal from listing will benefit the Company and its stockholders and maximize the long-term value of the Company.

The Company will continue to be subject to SEC reporting requirements.

About Polonia Bancorp, Inc.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 93 years. We currently operate five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

Disclosures about Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company does not undertake any obligation to update any statement in light of new information or future events. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the withdrawal from listing, delays in commencing the over-the-counter trading, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and Polonia Bank are engaged. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.